AMENDMENT TO EMPLOYMENT CONTRACT OF L. D. JORNDT:

Pursuant to the authority and direction of the Board of Directors of Walgreen Co., upon execution by the respective parties of the following Consulting and Non-Competition Agreement, the terms and conditions of such Agreement shall carry out certain terms of, shall serve as an amendment to, and shall ultimately supersede the Employment Agreement between L. Daniel Jorndt and Walgreen Co. dated October, 1988 (as amended):

CONSULTING AND NON-COMPETITION AGREEMENT

THIS AGREEMENT, dated this 10th day of October, 2002, by and between WALGREEN CO., an Illinois corporation (the "Company"), and L. Daniel Jorndt of Northbrook, Illinois (the "Consultant").

WITNESSETH:

WHEREAS, the Consultant has been continuously in the employ of the Company since 1963 and is presently serving as Chairman of the Board of the Company;

WHEREAS, the Company desires that, if the Consultant remains in its employ until his Retirement Date (defined below), the Consultant shall during the ensuing three years be available to the Company for advice and counsel as reasonably requested; and

WHEREAS, upon the terms and conditions hereinafter set forth, the Consultant is willing to enter into this Agreement:

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, it is hereby agreed as follows:

1. Retirement Date. The term "Retirement Date," as used in this Agreement, means the "pay through date" as shall be designated on the Company’s payroll records.

2. Employment through Retirement Date. Until his Retirement Date, the Consultant shall continue in the employ of the Company, and he shall devote substantially his entire business time and attention to the business and affairs of the Company and its subsidiaries and shall perform such duties as reasonably may be assigned by the Board of Directors.

3. Consulting Period Duties. The Consultant agrees that, for a period of three years from and after his Retirement Date (the "Consulting Period"), he will be available at reasonable times and upon reasonable notice by the Company for consultation with the Company’s Board of Directors, the Company’s Chief Executive Officer and/or other senior personnel of the Company and for performing special services for the Company that are commensurate with the Consultant’s experience and skills.

4. Consulting Period Compensation. As compensation for such services and for the Consultant’s compliance with the other terms and conditions of this Agreement, the Company agrees to pay to the Consultant a sum equal in the aggregate to 150% of the annualized rate of base salary applicable to the Consultant immediately prior to his Retirement Date, to be paid in equal monthly installments over the 36-month Consulting Period. The Consultant shall also be entitled to the use of office space and administrative assistance during the Consulting Period, for purposes of performing consulting services hereunder, for purposes of handling residual Company business relating to his former role as Chairman, and for purposes of conducting reasonable personal business. In addition, the Company shall reimburse the Consultant for all reasonable travel and other business expenses incurred by the Consultant in connection with performance of the services under this Agreement, in accordance with the Company’s business expense reimbursement policies and procedures.

5. Employee/Retiree Benefits. Following the Retirement Date, the Consultant shall no longer serve as an employee of the Company, and, as such, he shall no longer be eligible to participate as an employee in the employee benefit plans and programs of the Company. Nevertheless, neither his consultant status nor the compensation to be provided under this Agreement shall alter the benefits to which the Consultant may be entitled as a retiree under any Company benefit plan or program.

6. Restrictive Covenants. During the Consulting Period, the Consultant shall continue to be subject to all confidentiality and related obligations to which he has been subject as an executive of the Company. The Consultant further agrees that, during the Consulting Period and for 12 months thereafter:

  he will not, directly or indirectly, whether as principal, agent, partner, officer, director, employee, consultant, stockholder of in excess of 1/2 of 1% of the outstanding stock, or member, engage in any business or activity which, in the opinion of the Board of Directors of the Company, shall be competitive with or adverse to the interests of any business conducted by the Company or any of its subsidiaries, except with the prior written consent of the Board of Directors of the Company; and
  he will not, directly or indirectly, either on his own behalf or on behalf of any other person, firm or corporation, employ, or attempt to employ or assist anyone else in attempting to employ any person who is at such time or who was within the six-month period immediately prior to such time in the employ of the Company or any subsidiary of the Company.

The Consultant acknowledges and agrees that the Company would be damaged irreparably if any provision under this Section 6 were breached by him, and money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company, in order to protect its interests, may pursue, in addition to other rights and remedies existing in its favor, an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically.

7. Early Termination of Agreement. This Agreement shall terminate prior to the commencement of the Consulting Period if, prior to the Consultant's Retirement Date, he shall voluntarily leave the employ of the Company or shall be discharged from his employment for any reason that would fall within the definition of "Cause" under the Employment Agreement between the Consultant and the Company dated October, 1988 (as amended) (the "Employment Agreement"). In such event, the parties obligations under this Agreement shall not go into effect; provided that the Consultant’s obligations under Section 6 hereof shall still apply and shall remain in effect for what would have been the full Consulting Period and for 12 months thereafter. This Agreement may also be terminated under the following circumstances:

  The Company may terminate this Agreement during the Consulting Period if the Consultant materially breaches his obligations hereunder, in which case the Company’s obligations under Section 4 hereof shall cease as of the effective date of termination, and the Consultant’s obligations under Section 6 hereof shall remain in effect for what would have been the duration of the Consulting Period and for 12 months thereafter.
  If, before or after his Retirement Date, the Consultant should by reason of physical disability be unable to perform his duties hereunder, the Company shall be obligated to commence, or complete, as may be applicable, the payments specified in Section 4 hereof; provided that the Consultant shall be obligated to resume such duties if he recovers from such disability prior to the end of the Consulting Period.
  If, before or after his Retirement Date, the Consultant should die, the Company shall thereafter be obligated to commence, or complete, as may be applicable, payments to the beneficiary of the Consultant, hereinafter named, in sums equal to one-half of the amounts which the Consultant would have received, if living, as specified in Section 4 hereof.
  If the Company affirmatively discontinues this consulting arrangement for any reason other than those covered in the remainder of this Section 7, then the Consultant shall be entitled to be paid the remainder of the payments specified in Section 4 hereof, in one lump sum, without discount.

8. Independent Contractor Relationship. The Consultant understands and agrees that, during the Consulting Period, he shall serve as an independent contractor of the Company, the Company will not withhold any income or other taxes from the amounts paid to the Consultant hereunder, and the Consultant is responsible for paying his own income, social security, Medicare and other applicable taxes.

9. Integration. This Agreement is in full satisfaction of the Company’s obligations concerning this consulting arrangement under the Employment Agreement or otherwise, and this Agreement supersedes the Employment Agreement as of the date the Consultant ceases to serve as Chairman of the Company. This Agreement also supersedes any other prior understandings and agreements between the parties concerning the subject matter hereof. This Agreement may not be changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

10. Assignability; Binding Effect. The Consultant may not assign or delegate this Agreement or any of his rights or obligations under this Agreement without the prior written consent of the Company. Subject to the preceding sentence, this agreement shall be binding upon the parties hereto and the corporate successors and assigns of the Company.

11. Governing Law. This Agreement shall be interpreted according to the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties have duly executed this agreement the day and year first above written.

WALGREEN CO.

By:/s/ Dana I. Green                                 /s/ L. Daniel Jorndt

           Dana I. Green, Vice President          L. Daniel Jorndt

Attest:

/s/ Julian A. Oettinger

Julian A. Oettinger, Secretary

BENEFICIARY DESIGNATION

The undersigned L. Daniel Jorndt, as the Consultant in the attached Agreement, hereby designates _____________________________________ as his beneficiary under the provisions of Section 7(c) thereof. The undersigned further reserves the right to change beneficiaries or successor beneficiaries from time to time during the term of the Agreement.

Dated this ______ day of ____________________, 2002.

__________________________

L. Daniel Jorndt